Exhibit 10.1


                                                             August 25, 2005
Mr. Maurice Boukelif
15113 Chestnut Ridge Circle
Louisville, KY  40245

Dear Mo:

The purpose of this letter is to confirm our mutual understanding regarding your termination and Consulting Agreement, specifically:

Your termination date as a CompuDyne employee will be September 9, 2005, with vacation after August 31st; this termination date incorporates all vacation due you.

Retention Plan: You will remain covered by the terms of the "Retention Plan for Selected Employees" for three months beyond your termination date of September 9, 2005 in case there is a Change of Control (as defined) during that period.

Severance:  None.

Stock Options: The company will cancel your current 75,000 qualified stock options granted at $10.46 per share (vested or unvested) and will issue 30,000 non-qualified options with an identical exercise price of $10.46 per share. These new options will be fully vested on your termination date and will expire in one year if not exercised before then.

Benefits: All benefits will terminate as provided for in the employee handbook except that CompuDyne will reimburse you for your COBRA costs to extend your health insurance for the term of the Consulting Agreement.

Consulting Agreement: We will engage you as an Independent Contractor for a period of one year commencing on September 12, 2005 at the rate of $4,800 per month, paid monthly in arrears. This includes access to your services for up to four days per month, at our request, with regard to your availability. CompuDyne will reimburse you for any reasonable related out of pocket expenses. We do intend to call on you for these services, with an emphasis on Six Sigma and Lean Manufacturing implementation assistance and assistance with the "strategic alternatives" process.

This consulting agreement is non-cancelable other than for non-performance by the Independent Contractor.

We will be happy to provide positive work references.

Sincerely,                                       Acknowledged:


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Martin Roenigk, Chairman & CEO                   Maurice Boukelif